Exhibit 99.8

Consent of Designee for Director of Capital Gold Corporation

The undersigned hereby consents to being named in the Registration Statement on Form S-4 (the “Registration Statement”) of Capital Gold Corporation (the “Company”) originally filed on April 1, 2010, and related proxy statement/prospectus, and any and all amendments thereto, as a designee of Nayarit Gold, Inc. (“Nayarit”) to the board of directors of the Company pursuant to the Business Combination Agreement dated as of February 10, 2010, by and between the Company and Nayarit, and as contemplated in the Registration Statement.

Date:  April 1, 2010

/s/ Colin Sutherland
Name: Colin Sutherland